EXHIBIT 99.1

NEWS RELEASE FOR INFORMATION CONTACT: Glimcher Realty Trust 150 East Gay Street Columbus, Ohio 43215 www.glimcher.com

Mark E. Yale Exec. V.P.,CFO (614) 887-5610 myale@glimcher.com

FOR IMMEDIATE RELEASE
Tuesday, May 30, 2006

GLIMCHER FINANCES
WEBERSTOWN MALL

COLUMBUS, Ohio—May 30, 2006—Glimcher Realty Trust, (NYSE: GRT), announced today that it had recently completed a $60 million permanent mortgage loan financing on Weberstown Mall located in Stockton, CA. The mortgage loan has an interest rate of 5.90% and matures in 10 years with no amortization. This new loan replaces the previous $19 million financing on the property that matured on May 1, 2006. With net proceeds from the financing used to pay down outstanding borrowings on its credit facility, the Company was able to lower its variable rate debt exposure to less than 15% of total borrowings. With funding of the Weberstown loan, the Company has now completed the refinancing of all of its remaining property debt maturities for 2006.

About the Company

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of regional and super-regional malls.

Glimcher Realty Trust’s common shares are listed on the New York Stock Exchange under the symbol “GRT.” Glimcher Realty Trust’s Series F and Series G preferred shares are listed on the New York Stock Exchange under the symbols “GRT.F’ and “GRT.G,” respectively. Glimcher Realty Trust is a component of both the Russell 2000® Index, representing small cap stocks, and the Russell 3000® Index, representing the broader market.

Visit Glimcher at: www.glimcher.com